CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Amendment No. 3 to Form S-1 of LianDi Clean Technology Inc. to be filed on or about July 16, 2010, of our report dated June 25, 2010 on our audit of the consolidated financial statements of LianDi Clean Technology Inc. and subsidiaries for the year ended March 31, 2010.

We also consent to the use of our name and the reference to our firm under the caption “Experts.”

/s/ AGCA, Inc.

Arcadia, California
July 16, 2010

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants